EXHIBIT 3.1

                           CERTIFICATE OF INCORPORATION

                                       OF

                               TALRAM CORPORATION


     FIRST.     The  name  of  this  corporation  shall  be:

                               TALRAM CORPORATION

     SECOND.    Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

     THIRD.    The  purpose  or  purposes  of  the  corporation  shall  be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH.   The  total  number of shares of stock which this corporation is authorized to issue is twenty-one million (21,000,000) shares, of which twenty million (20,000,000) shares shall be common stock with a par value of $.0001 and one-million (1,000,000) shares shall be preferred stock with a par value of $.0001.

     The powers, preferences and rights and the qualifications, limitations or restrictions thereof shall be determined by the board of directors.

     FIFTH.    The  name  and  address  of  the  incorporator  is  as  follows:

                Brandon  Laramore
                Corporation  Service  Company
                2711  Centerville  Road,  Suite  400
                Wilmington,  DE  19808

     SIXTH:    The  Board  of Directors shall have the power to adopt, amend or repeal the by-laws.

     SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this first day of May 1, A.D., 2001.



                                        ------------------------
                                        Brandon  Laramore
                                        Incorporator